Exhibit 99.1

Stanley Black & Decker Reports 1Q 2016 Results

New Britain, Connecticut, April 21, 2016 … Stanley Black & Decker (NYSE: SWK) today announced first quarter 2016 financial results.

•	1Q’16 Revenues Totaled $2.7 Billion, Up 2% Versus Prior Year, Fueled By 5% Organic Growth

•	1Q’16 Diluted EPS Was $1.28, Up 20% From 1Q’15 As Strong Operational Performance Combined With Lower Share Count And Lower Restructuring More Than Offset Severe Currency Headwinds

•	Raising Full Year Organic Growth Estimate From ~3% To 3-4%

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Raising 2016 Full Year Diluted EPS Guidance Range To $6.20 To $6.40 (Up 5% To 8% Versus 2015) From $6.00 To $6.20, Due Primarily To Modestly Higher Organic Growth And Approximately $40 Million Reduction In Foreign Currency Headwinds; Reiterating Free Cash Flow Conversion Of Approximately 100%

1Q’16 Key Points:

•	Net sales for the quarter were $2.7 billion, up 2% versus prior year, as positive volume (+4%) and price (+1%) more than offset currency (-3%).

•	Gross margin rate for the quarter was 36.6%, down from prior year rate of 37.0% as price, productivity, cost actions and commodity deflation were more than offset by unfavorable currency.

•	SG&A expenses were 23.5% of sales compared to 23.7% in 1Q’15 reflecting continued tight cost management.

•	Operating margin rate was 13.1% compared to 13.3% in 1Q’15, as operational actions to improve profitability were more than offset by approximately $35 million of unfavorable currency.

•	Restructuring charges for the quarter were $8.0 million compared to $24.9 million in 1Q’15.

Exhibit 99.1

•	Tax rate was 25.8%, relatively flat to 1Q’15 rate.

•	Average diluted shares outstanding for the quarter were 147.6 million versus 156.5 million a year ago, reflecting the impact of share actions.

•	Working capital turns for the quarter were 7.0, up 0.4 turns from 1Q’15 resulting from our continued focus on working capital management.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “Our positive results in the first quarter reflect our focus on generating above- market organic growth, meaningful operating leverage and strong free cash flow conversion for the full year, while executing a capital allocation strategy that creates sustainable value for shareholders. We are pleased to have achieved 5% organic growth and a 20% year over year increase in earnings per share, reflecting strong performances by many of our businesses.

“We believe our strategy positions us well to manage through a persistently difficult operating environment by leveraging our world-class franchises and brands, and driving operational excellence throughout the enterprise.”

1Q’16 Segment Results

($ in M)	1Q’16 Segment Results
	Sales	Profit	Profit Rate

Tools & Storage	$1,707	$262.0	15.3%

Security	$504	$60.2	11.9%

Industrial	$461	$76.0	16.5%

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Tools & Storage net sales increased 4% versus 1Q’15 as volume (+7%) and price (+1%) more than offset unfavorable currency (-4%). Organic growth of 8% was broad based across the globe with North America +10%, Europe +5%, and emerging markets +9%. The U.S. construction tool market remained robust while new products, brand extensions and strong commercial execution continued to generate share gains in North America. Pressure, albeit less than expected, persisted in the industrial channels. In addition, favorable weather conditions in much of the U.S. contributed approximately one to two points of growth for Tools & Storage in the quarter.

Exhibit 99.1

Europe’s share gains also continued with another quarter of above-market organic growth from new products and an expanded retail footprint. Organic growth within the emerging markets was encouraging, driven by ongoing success of our mid-price-point product releases as well as price realization and easier comps. These markets remain challenging, however, intensified commercial excellence efforts across the region continue to drive significant above-market revenue growth. Overall Tools & Storage segment profit rate was 15.3%, down as expected from the 1Q’15 rate of 15.7%, as volume leverage, price, productivity, cost management and somewhat lower commodity prices were more than offset by currency.

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Security net sales decreased 1% versus 1Q’15 as price (+1%) and flat volumes were more than offset by currency (-2%). Europe continued its momentum posting 3% organic growth on higher installation revenues across a broad swath of countries. North America’s organic revenues were down 1% due primarily to lower volumes within the automatic doors business. Overall Security segment profit rate was 11.9%, the highest first quarter rate since 1Q’12 and a 110 basis point increase versus prior year, reflecting improved operating performance within both North America and Europe.

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Industrial net sales decreased 5% versus 1Q’15 due to lower volumes (-3%) and currency (-2%). Engineered Fastening organic revenues declined 4% in line with expectations due primarily to lower industrial and electronics volumes and a challenging automotive comp stemming largely from prior year system sales. Infrastructure organic revenues were flat as higher Oil & Gas volumes from increased on-shore activity offset lower Hydraulic Tools volumes due to a difficult scrap steel market. Overall Industrial segment profit rate was 16.5%, up 120 basis points from the 1Q’15 rate, as productivity gains and cost control, particularly within Engineered Fastening, more than offset the impact of currency and lower volumes.

President and Chief Operating Officer, James M. Loree, commented, “Our strong first quarter was highlighted by the performance of our Tools & Storage franchise which delivered 8% organic growth, overcoming difficult comps and slower industrial end markets. Security continued to perform in line with expectations delivering organic growth within several of its businesses and an expanded operating margin rate. Encouragingly, order rates were solid, attrition remained at targeted levels and, importantly, the business continued to make progress with its operational performance. In Industrial, while organic revenues declined due to softness within Engineered Fastening and lower Hydraulics volumes, the business generated an improved operating margin rate by diligently managing costs.

Exhibit 99.1

As 2016 progresses, we expect that measurable benefits from SFS2.0, our enhanced operating system, will materialize. Over time, we expect SFS2.0 will catalyze outsized organic growth and margin expansion and, complemented by acquisitions, will enable achievement of our long-term financial objectives and create exceptional shareholder value.”

2016 Outlook

Donald Allan Jr., Senior Vice President and CFO, commented, “We are raising the range of our 2016 EPS outlook to $6.20 - $6.40 from $6.00 - $6.20 and maintaining our free cash flow conversion estimate of approximately 100%. Our revised 2016 EPS outlook reflects the net favorable impact of stronger organic growth within our Tools & Storage business, leading us to revise our organic growth outlook for the year from approximately 3% to 3 to 4%, and an estimated $40 million of lower than expected foreign currency headwinds for the year, which, in the aggregate, are expected to more than offset slightly higher than planned expenses relating to a major Tools & Storage product launch in the back half of 2016. Maintaining our focus on operational excellence, and making smart investments to support organic growth while proactively mitigating significant and volatile currency headwinds position us to deliver on our updated 2016 financial commitments. We are also committed to our long-term capital allocation plan of returning approximately 50% of free cash flow to shareholders through dividends and opportunistic share repurchases and deploying the balance towards acquisitions.”

The Company will host a conference call with investors today, April 21, 2016 at 8:00 am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone within the U.S. at (877) 930-8285, from outside the U.S. at +1 (253) 336-8297, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 82066689. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or +1 (404) 537-3406 using the passcode 82066689. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Exhibit 99.1

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:    Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company’s continuing operations. In 4Q’14, the Company classified the results of the Security segment’s Spain and Italy operations as held for sale based on management’s intention to sell these operations. In July 2015, the Company completed the sale of these operations. The operating results of Security Spain and Italy have been reported as discontinued operations for 1Q’15. Total sales reported as discontinued operations were $17.9 million for 1Q’15.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Free cash flow conversion is defined as free cash flow divided by net income.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2016 EPS of $6.20 - $6.40 with approximately 48% in the first half of 2016; (ii) generate free cash flow conversion approximating 100%; and (iii) over the long term, return approximately 50% of free cash flow to shareholders through dividends and opportunistic share repurchases while deploying the balance towards acquisitions (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to increase working capital turns during 2016; (ii) the Company’s ability to deliver organic growth of approximately 3% to 4% in 2016; (iii) the Company’s ability to keep the impact to EPS of restructuring charges in 2016 to approximately $0.25; (iv) foreign exchange headwinds of approximately $140 million in 2016; (v) the Company’s ability to achieve a tax rate relatively consistent with the 2015 tax rate; (vi) the Company’s ability to keep the impact to EPS of incremental costs associated with a new Tools & Storage product launch in the back half of 2016 to approximately $0.05; (vii) the Company’s ability to identify and close on appropriate acquisition opportunities within desired timeframes at reasonable cost; (viii) successful integration of existing and any newly acquired businesses and formation of new business platforms; (ix) the continued acceptance of technologies used in the Company’s products and services; (x) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any business or product line disposals; (xiii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xv) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xvii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xviii) the Company’s ability to obtain favorable settlement of tax audits; (xix) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible, including realizing tax credit carry forward amounts within the allowable carry forward periods; (xx) the continued ability of the Company to access credit markets under satisfactory terms; (xxi) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; and (xxii) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi, Canadian Dollar, Euro, British Pound, Brazilian Real or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia, China and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.